PROSPECTUS Dated November 14, 2005                                                             Pricing Supplement No. 25 to
PROSPECTUS SUPPLEMENT                                                                 Registration Statement No. 333-129243
Dated November 14, 2005                                                                              Dated January 24, 2006
                                                                                                             Rule 424(b)(2)

                                                       $8,000,000

                                                     Morgan Stanley

                                           GLOBAL MEDIUM-TERM NOTES, SERIES F
                                                 Senior Fixed Rate Notes

                                                 -----------------------

                                           Bear Market PLUS due April 20, 2007
                             Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
                                           Based Inversely on the Value of the
                                  Philadelphia Stock Exchange Housing Sector Index(SM)

Unlike ordinary debt securities, the Bear Market PLUS do not pay interest and guarantee only 50% of principal at maturity. Instead, at maturity you will receive for each $5 principal amount of Bear Market PLUS that you hold an amount in cash based upon the closing value of the Philadelphia Stock Exchange Housing Sector Index(SM), which we refer to as the PHLX Housing Sector Index(SM), at maturity.

o    The principal amount and issue price of each Bear Market PLUS is $5.

o    We will not pay interest on the Bear Market PLUS.

o    If at maturity the final index value is less than or equal to the initial index value, you will receive for each $5 principal amount of Bear Market PLUS that you hold a payment equal to $5 plus the enhanced downside payment, which is equal to $5 multiplied by 300% of the percent decrease in the value of the PHLX Housing Sector Index, subject to a maximum payment at maturity of $6.625, or 132.5% of the issue price.

     o    The percent decrease in the value of the PHLX Housing Sector Index will be equal to (i) the initial index value minus the final index value divided by (ii) the initial index value.

o    If at maturity the final index value is greater than the initial index value, you will receive for each $5 principal amount of Bear Market PLUS that you hold a payment at maturity equal to $5 less the upside reduction amount, subject to a minimum payment at maturity of $2.50, or 50% of the principal amount of the Bear Market PLUS.

     o    The upside reduction amount will be equal to $5 multiplied by the index percent increase. The index percent increase will be equal to (i) the final index value minus the initial index value divided by (ii) the initial index value.

     o    The initial index value is 532.85, the closing value of the PHLX Housing Sector Index on January 24, 2006, the
          day we priced the Bear Market PLUS for initial sale to the public. The final index value will equal the closing value of the PHLX Housing Sector Index on the second scheduled trading day prior to the maturity date, which we refer to as the index valuation date.

o    Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the
     PHLX Housing Sector Index or its component stocks.

o    The Bear Market PLUS have been approved for listing on the American Stock Exchange LLC, which we refer to as the
     AMEX, subject to official notice of issuance. The AMEX listing symbol is "MFP." It is not possible to predict whether any secondary market for the Bear Market PLUS will develop.

o    The CUSIP number for the Bear Market PLUS is 61747W406.

You should read the more detailed description of the Bear Market PLUS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Bear Market PLUS."

The Bear Market PLUS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7. The Securities and
Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                                 -----------------------
                                              PRICE $5 PER BEAR MARKET PLUS
                                                 -----------------------

                                                          Price to
                                                           Public         Agent's Commissions(1)  Proceeds to Company
                                                      ----------------    ----------------------  -------------------
Per Bear Market PLUS.............................          $5.00                  $.075                 $4.925
Total............................................        $8,000,000              $120,000             $7,880,000

-----------------------------
(1)  For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                                     MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the Bear Market PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Bear
Market PLUS, see the section of this pricing supplement called "Description of Bear Market PLUS--Supplemental
Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Bear
Market PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The Bear Market PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the Bear
Market PLUS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The Bear Market PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not
be offered or sold publicly in Chile. No offer, sales or deliveries of the Bear Market PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The Bear Market PLUS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent
has not issued and will not issue any advertisement, invitation or document relating to the Bear Market PLUS, whether in
Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Bear
Market PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors"
within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The Bear Market PLUS have not been registered with the National Registry of Securities maintained by the Mexican
National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Bear Market PLUS may not be circulated or distributed, nor may the Bear Market PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in
Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Bear Market PLUS to the public in Singapore.

                                                          PS-2

                                              SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Bear Market PLUS(SM) we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The Bear Market PLUS offered are medium-term debt securities of Morgan Stanley. The return on the Bear Market PLUS at maturity is based inversely on the value of the Philadelphia Stock Exchange Housing Sector Index(SM), which we refer to as the PHLX Housing Sector Index(SM).

     "PHLX Housing Sector(SM) Index" and "HGX(SM)" are service marks of the Philadelphia Stock Exchange, Inc., which we refer to as PHLX, and have been licensed for use by Morgan Stanley. "PLUS" is our service mark.

Each Bear Market PLUS costs $5   We, Morgan Stanley, are offering Bear Market PLUS(SM) due April 20, 2007, Mandatorily
                                 Exchangeable for an Amount Payable in U.S. Dollars Based Inversely on the Value of
                                 the Philadelphia Stock Exchange Housing Sector Index(SM), which we refer to as the
                                 Bear Market PLUS.  The principal amount and issue price of each Bear Market PLUS is
                                 $5.

                                 The original issue price of the Bear Market PLUS includes the agent's commissions paid with respect to the Bear Market PLUS and the cost of hedging our obligations under the Bear Market PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the
                                 Bear Market PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Bear Market PLUS.  See "Risk
                                 Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and
                                 "Description of Bear Market PLUS--Use of Proceeds and Hedging."

No interest; only 50%            Unlike ordinary debt securities, the Bear Market PLUS do not pay interest and
guaranteed return of principal   guarantee only 50% of the principal at maturity.  If the final index value is
at maturity                      greater than the initial index value, we will pay to you an amount in cash per Bear
                                 Market PLUS that is less than the $5 issue price of each Bear Market PLUS by an amount proportionate to the increase in the value of the PHLX Housing Sector Index, subject to a minimum payment of $2.50, or 50% of the principal amount of the Bear
                                 Market PLUS.  The initial index value is 532.85, the closing value of the PHLX
                                 Housing Sector Index on January 24, 2006, the day we priced the Bear Market PLUS for initial sale to the public.  The final index value will be the closing value of the PHLX Housing Sector Index on the second scheduled trading day prior to the maturity date, which we refer to as the index valuation date.  If a market disruption event occurs on the scheduled index valuation date or the scheduled index valuation date is not otherwise a trading day, the maturity date will be postponed until the second scheduled trading day following the index valuation date as postponed.

Payment at maturity based on     At maturity, you will receive for each $5 principal amount of Bear Market PLUS that
the PHLX Housing Sector Index    you hold an amount in cash based inversely upon the value of the PHLX Housing
                                 Sector Index, determined as follows:

                                 o    If the final index value is less than or equal to the initial index value, you will receive for each $5 principal amount of Bear Market PLUS that you hold a payment at maturity equal to:

                                                          PS-3

                                        $5    +    enhanced downside payment,

                                      subject to a maximum payment at maturity of $6.625, or 132.5% of the issue price,

                                      where,

                                        enhanced downside payment  =  $5  x  300%  x  index percent decrease

                                        and

                                                                   initial index value - final index value
                                        index percent decrease  =  ---------------------------------------
                                                                             initial index value

                                 o    If the final index value is greater than the initial index value, you will receive for each $5 principal amount of Bear Market PLUS that you hold a payment at maturity equal to:

                                        $5  -  upside reduction amount

                                      where,

                                        upside reduction amount  =  $5  x  index percent increase,

                                        and

                                                                 final index value - initial index value
                                      index percent increase  =  ---------------------------------------
                                                                            initial index value

                                      Under no circumstances will the Bear Market PLUS pay less than the minimum payment at maturity of $2.50 per Bear Market PLUS.

                                  On PS-6, we have provided a graph titled "Hypothetical Payouts on the Bear Market
                                  PLUS at Maturity," which illustrates the performance of the Bear Market PLUS at maturity over a range of hypothetical percentage changes in the index.  The graph does not show every situation that may occur.

                                  You can review the historical values of the PHLX Housing Sector Index in the section of this pricing supplement called "Description of Bear Market
                                  PLUS--Historical Information."  The payment of dividends on the stocks that underlie the PHLX Housing Sector Index is not reflected in the level of the PHLX
                                  Housing Sector Index and, therefore, has no effect on the calculation of the payment at maturity.

                                  Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the PHLX Housing Sector Index or its component stocks.

Your return on the Bear Market    The return investors realize on the Bear Market PLUS is limited by the maximum
PLUS is limited by the maximum    payment at maturity.  The maximum payment at maturity of each Bear Market PLUS is
payment at maturity               $6.625, or 132.5% of the issue price. Although the leverage factor provides 300%
                                  exposure to any decrease in value of the PHLX Housing Sector Index at

                                                          PS-4

                                  maturity, because the payment at maturity will be limited to 132.5% of the issue price of the Bear Market PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final index value decreases below approximately
                                  89.17% of the initial index value.  See "Hypothetical Payouts on the Bear Market
                                  PLUS at Maturity" on PS-6.

MS & Co. will be the              We have appointed our affiliate, Morgan Stanley & Co. Incorporated or its
Calculation Agent                 successors, which we refer to as MS & Co., to act as calculation agent for
                                  JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), the trustee for our senior notes.  As calculation agent, MS & Co. has determined the initial index value and will determine the final index value, the percentage increase or decrease in the PHLX Housing Sector Index, the payment to you at maturity and whether a market disruption event has occurred.

Where you can find more           The Bear Market PLUS are senior notes issued as part of our Series F medium-term
information on the Bear Market    note program.  You can find a general description of our Series F medium-term note
PLUS                              program in the accompanying prospectus supplement dated November 14, 2005.  We describe the basic features of this type of note in the sections of the prospectus supplement called "Description of Notes--Fixed Rate Notes" and "--Exchangeable
                                  Notes."

                                  Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the Bear Market
                                  PLUS, you should read the "Description of Bear Market PLUS" section in this pricing supplement.  You should also read about some of the risks involved in investing in Bear Market PLUS in the section called "Risk Factors."  The tax treatment of investments in index-linked notes such as these differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called "Description of Bear Market PLUS--United States Federal Income
                                  Taxation."  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Bear
                                  Market PLUS.

How to reach us                   You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212)
                                  761-4000).

                                                          PS-5

                                HYPOTHETICAL PAYOUTS ON THE BEAR MARKET PLUS AT MATURITY

     For each Bear Market PLUS, the following graph illustrates the payment at maturity on the Bear Market PLUS for a range of hypothetical percentage changes in the index. The PLUS Zone illustrates the leveraging effect of the leverage factor taking into account the maximum and minimum payments at maturity. The graph is based on the following terms:

     o    Issue Price per Bear Market PLUS: $5

     o    Initial Index Value: 532.85

     o    Leverage Factor: 300%

     o    Maximum Payment at Maturity: $6.625 (132.5% of the Issue Price)

     o    Minimum Payment at Maturity: $2.50 (50% of the Issue Price)

     Where the final index value is less than or equal to the initial index value, the payment at maturity on the Bear
Market PLUS reflected in the graph below is greater than or equal to the $5 principal amount per Bear Market PLUS, but in all cases is subject to the maximum payment at maturity. Where the final index value is greater than the initial index value, the payment at maturity on the Bear Market PLUS reflected in the graph below is less than the $5 principal amount per Bear Market PLUS, but in all cases subject to the minimum payment at maturity.

     You will realize the maximum payment at maturity at a final index value of approximately 89.17% of the initial index value, or approximately 475.14.

The PHLX Housing Sector Index
The Bear Market PLUS
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
Payout on Bear Market PLUS at Maturity
$6.625 Maximum Payment at Maturity
PLUS Zone
$2.50 Minimum Payment at Maturity
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
-32.5%
-10.83%
50%
Percentage Change in the Value of the Index

                                                          PS-6

                                                      RISK FACTORS

     The Bear Market PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the Bear Market PLUS do not pay interest and guarantee only 50% of the principal at maturity. The return investors realize on the Bear Market PLUS is limited by the maximum payment at maturity. This section describes the most significant risks relating to the Bear Market PLUS. You should carefully consider whether the Bear Market PLUS are suited to your particular circumstances before you decide to purchase them.

The Bear Market PLUS do not      The terms of the Bear Market PLUS differ from those of ordinary debt securities in
pay interest and guarantee       that we will not pay you interest on the Bear Market PLUS and will guarantee only
only 50% of principal at         50% of principal at maturity.  Instead, at maturity you will receive for each $5
maturity                         principal amount of Bear Market PLUS that you hold an amount in cash based upon the final index value. If the final index value is less than or equal to the initial index value, you will receive an amount in cash equal to $5 plus the enhanced downside payment, subject to a maximum payment at maturity of $6.625, or 132.5% of the issue price.  If the final index value is greater than the initial index value, you will lose money on your investment; you will receive an amount in cash that is less than the $5 issue price of each Bear Market PLUS by an amount proportionate to the increase in the value of the PHLX Housing Sector Index, subject to a minimum payment at maturity of $2.50, or 50% of the principal amount of each Bear Market
                                 PLUS.  See "Hypothetical Payouts on the Bear Market PLUS at Maturity" on PS-6.

Your appreciation potential is   The appreciation potential of the Bear Market PLUS is limited by the maximum
limited                          payment at maturity of $6.625, or 132.5% of the issue price.  Although the leverage factor provides 300% exposure to any decrease in the value of the PHLX Housing
                                 Sector Index at maturity, because the payment at maturity will be limited to 132.5%
                                 of the issue price for each Bear Market PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final index value decreases below approximately 89.17% of the initial index value.  See "Hypothetical Payouts on the Bear Market PLUS at Maturity" on PS-6.

Secondary trading may be         There may be little or no secondary market for the Bear Market PLUS.  Although the
limited                          Bear Market PLUS have been approved for listing on the American Stock Exchange LLC, it is not possible to predict whether the Bear Market PLUS will trade in the secondary market.  Even if there is a secondary market, it may not provide significant liquidity.  MS & Co. currently intends to act as a market maker for the
                                 Bear Market PLUS but is not required to do so.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your Bear Market PLUS would likely be lower than if an active market existed. If the Bear Market PLUS were not listed on any securities exchange and MS
                                 & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Bear Market PLUS.

Market price of the Bear         Several factors, many of which are beyond our control, will influence the value of
Market PLUS may be influenced    the Bear Market PLUS in the secondary market and the price at which MS & Co. may be
by many unpredictable factors    willing to purchase or sell the Bear Market PLUS in the secondary market, including:

                                 o    the value of the PHLX Housing Sector Index at any time

                                 o    the volatility (frequency and magnitude of changes in value) of the PHLX
                                      Housing Sector Index

                                                          PS-7

                                 o    interest and yield rates in the market

                                 o    the dividend rate on the stocks underlying the PHLX Housing Sector Index

                                 o    geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities underlying the PHLX Housing Sector
                                      Index or stock markets generally and which may affect the final index value

                                 o    the time remaining until the Bear Market PLUS mature

                                 o    our creditworthiness

                                 Some or all of these factors will influence the price you will receive if you sell your Bear Market PLUS prior to maturity.  For example, you may have to sell your
                                 Bear Market PLUS at a substantial discount from the principal amount if at the time of sale the PHLX Housing Sector Index is above the initial index value.

                                 You cannot predict the future performance of the PHLX Housing Sector Index based on its historical performance.  The value of the PHLX Housing Sector Index may increase so that you will receive at maturity a payment that is less than the principal amount of the Bear Market PLUS by an amount proportionate to the increase in the value of the PHLX Housing Sector Index.  In addition, there can be no assurance that the value of the PHLX Housing Sector Index will decrease so that you will receive at maturity an amount in excess of the principal amount of the Bear
                                 Market PLUS.  Nor can there be any assurance that the value of the PHLX Housing
                                 Sector Index will not decrease below approximately 89.17% of the initial index value, in which case you will only receive the maximum payment at maturity.

The inclusion of commissions     Assuming no change in market conditions or any other relevant factors, the price,
and projected profit from        if any, at which MS & Co. is willing to purchase Bear Market PLUS in secondary
hedging in the original issue    market transactions will likely be lower than the original issue price, since the
price is likely to adversely     original issue price included, and secondary market prices are likely to exclude,
affect secondary market prices   commissions paid with respect to the Bear Market PLUS, as well as the projected profit included in the cost of hedging our obligations under the Bear Market PLUS.
                                 In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the PHLX          The Philadelphia Stock Exchange, Inc. ("PHLX") is responsible for calculating and
Housing Sector Index could       maintaining the PHLX Housing Sector Index.  PHLX can add, delete or substitute the
adversely affect the value of    stocks underlying the PHLX Housing Sector Index, and can make other methodological
the Bear Market PLUS             changes that could change the value of the PHLX Housing Sector Index.  Any of these actions could adversely affect the value of the Bear Market PLUS.

                                 In addition, PHLX may delete certain stocks underlying the PHLX Housing Sector
                                 Index, because of significant negative corporate events, such as insolvency, and substitute some or all of those stocks with better performing stocks.  Such a deletion or substitution may have an adverse effect on the value of the Bear Market
                                 PLUS.

                                 PHLX may discontinue or suspend calculation or publication of the PHLX Housing
                                 Sector Index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued PHLX Housing Sector Index.  MS & Co. could have an economic interest that is different than that of investors in the Bear Market PLUS insofar as, for example, MS & Co. is not precluded from considering indices that are

                                                          PS-8

                                 calculated and published by MS & Co. or any of its affiliates.  If MS & Co.
                                 determines that there is no appropriate successor index, at maturity the payout on the Bear Market PLUS will be based on the closing prices at maturity of the stocks underlying the PHLX Housing Sector Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the PHLX Housing Sector Index last in effect prior to discontinuance of the PHLX Housing Sector Index.

The economic interests of the    The economic interests of the calculation agent and other affiliates of ours are
calculation agent and other      potentially adverse to your interests as an investor in the Bear Market PLUS.
affiliates of ours are
potentially adverse to your      As calculation agent, MS & Co. has determined the initial index value and will
interests                        determine the final index value, and calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the PHLX Housing Sector
                                 Index, may affect the payout to you at maturity.  See the sections of this pricing supplement called "Description of Bear Market PLUS--Market Disruption Event" and
                                 "--Discontinuance of the Philadelphia Stock Exchange Housing Sector Index;
                                 Alteration of Method of Calculation."

                                 The original issue price of the Bear Market PLUS includes the agent's commissions and certain costs of hedging our obligations under the Bear Market PLUS.  The subsidiaries through which we hedge our obligations under the Bear Market PLUS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Investing in the Bear Market     Investing in the Bear Market PLUS is not equivalent to investing in or taking a
PLUS is not equivalent to        short position with respect to the PHLX Housing Sector Index or its component
investing in or taking a short   stocks.  As an investor in the Bear Market PLUS, you will not have voting rights or
position with respect to the     rights to receive dividends or other distributions or any other rights with respect
PHLX Housing Sector Index        to the stocks that underlie the PHLX Housing Sector Index.

Hedging and trading activity     MS & Co. and other affiliates of ours have carried out, and will continue to carry
by the calculation agent and     out, hedging activities related to the Bear Market PLUS (and possibly to other
its affiliates could             instruments linked to the PHLX Housing Sector Index or its component stocks),
potentially adversely affect     including trading in the stocks underlying the PHLX Housing Sector Index as well as
the value of the Bear Market     in other instruments related to the PHLX Housing Sector Index.  MS & Co. and some
PLUS                             of our other subsidiaries also trade the stocks underlying the PHLX Housing Sector
                                 Index and other financial instruments related to the PHLX Housing Sector Index and the stocks underlying the PHLX Housing Sector Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities as of the date of this pricing supplement could potentially have decreased the initial index value and, as a result, made it less likely that the
                                 PHLX Housing Index will close below the initial index value on the index valuation date such that you will receive a payment at maturity that exceeds the principal amount of the Bear Market PLUS.  Additionally, such hedging or trading activities during the term of the Bear Market PLUS could potentially affect the value of the
                                 PHLX Housing Sector Index on the index valuation date and, accordingly, the amount of cash you will receive at maturity.

                                                          PS-9

Because the characterization     You should also consider the U.S. federal income tax consequences of investing in
of the Bear Market PLUS for      the Bear Market PLUS.  There is no direct legal authority as to the proper tax
U.S. federal income tax          treatment of the Bear Market PLUS, and consequently our special tax counsel is
purposes is uncertain, the       unable to render an opinion as to their proper characterization for U.S. federal
material U.S. federal income     income tax purposes.  Significant aspects of the tax treatment of the Bear Market
tax consequences of an           PLUS are uncertain. Pursuant to the terms of the Bear Market PLUS, you have agreed
investment in the Bear Market    with us to treat a Bear Market PLUS as a single financial contract, as described in
PLUS are uncertain               the section of this pricing supplement called "Description of Bear Market
                                 PLUS--United States Federal Income Taxation--General."  If the Internal Revenue
                                 Service (the "IRS") were successful in asserting an alternative characterization for the Bear Market PLUS, the timing and character of income or loss with respect to the Bear Market PLUS may differ.  We do not plan to request a ruling from the
                                 IRS regarding the tax treatment of the Bear Market PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the section of this pricing supplement called "Description of Bear Market
                                 PLUS--United States Federal Income Taxation."

                                 If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Bear Market PLUS--United States Federal Income
                                 Taxation--Non-U.S. Holders."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S.
                                 federal income tax consequences of investing in the Bear Market PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                                         PS-10

                                             DESCRIPTION OF BEAR MARKET PLUS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term
"Bear Market PLUS" refers to each $5 principal amount of our Bear Market PLUS due April 20, 2007, Mandatorily
Exchangeable for an Amount Payable in U.S. Dollars Based Inversely on the Value of the Philadelphia Stock Exchange
Housing Sector Index(SM). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal
  Amount...................   $8,000,000

Original Issue Date
  (Settlement Date)........   January 31, 2006

Maturity Date..............   April 20, 2007, subject to extension in accordance with the following paragraph in the event of a Market Disruption Event on the scheduled Index Valuation Date.

                              If due to a Market Disruption Event or otherwise, the Index Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the Index Valuation
                              Date as postponed. See "--Index Valuation Date" below.

Issue Price................   $5 per Bear Market PLUS

Denominations..............   $5 and integral multiples thereof

CUSIP Number...............   61747W406

Interest Rate..............   None

Specified Currency.........   U.S. dollars

Payment at Maturity........   At maturity, upon delivery of the Bear Market PLUS to the Trustee, we will pay with respect to the $5 principal amount of each Bear Market PLUS an amount in cash equal to (i)
                              if the Final Index Value is less than or equal to the Initial Index Value, the lesser of
                              (a) $5 plus the Enhanced Downside Payment and (b) the Maximum Payment at Maturity or (ii)
                              if the Final Index Value is greater than the Initial Index Value, the greater of (a) $5 minus the Upside Reduction Amount and (b) the Minimum Payment at Maturity. See
                              "--Discontinuance of the Philadelphia Stock Exchange Housing Sector Index; Alteration of
                              Method of Calculation" below.

                              We shall, or shall cause the Calculation Agent to, (i) provide written notice to the
                              Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $5 principal amount of each Bear Market PLUS, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading
                              Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the
                              Bear Market PLUS to the Trustee for delivery to DTC, as holder of the Bear Market PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the
                              Maturity Date in accordance with the standard

                                                         PS-11

                              rules and procedures of DTC and its direct and indirect participants. See "--Book Entry
                              Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Maximum Payment at
  Maturity.................   $6.625.

Minimum Payment at
  Maturity.................   $2.50.

Enhanced Downside
  Payment..................   The product of (i) $5 and (ii) 300% and (iii) the Index Percent Decrease.

Index Percent Decrease.....   A fraction, the numerator of which is the Initial Index Value minus the Final Index Value and the denominator of which is the Initial Index Value.

Upside Reduction Amount....   $5 multiplied by the Index Percent Increase.

Index Percent Increase.....   A fraction, the numerator of which is the Final Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value.

Initial Index Value........   532.85, the Index Closing Value on January 24, 2006, the day we priced the Bear Market
                              PLUS for initial sale to the public.

Index Closing Value........   The Index Closing Value on any Trading Day will equal the closing value of the PHLX
                              Housing Sector Index or any Successor Index (as defined under "--Discontinuance of the
                              Philadelphia Stock Exchange Housing Sector Index; Alteration of Method of Calculation"
                              below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the
                              PHLX Housing Sector Index described under "--Discontinuance of the Philadelphia Stock
                              Exchange Housing Sector Index; Alteration of Method of Calculation."

Final Index Value..........   The Index Closing Value of the PHLX Housing Sector Index on the Index Valuation Date.

Index Valuation Date.......   The Index Valuation Date will be the second scheduled Trading Day prior to the Maturity
                              Date, subject to adjustment for Market Disruption Events as described in the following paragraph.

                              If there is a Market Disruption Event on the scheduled Index Valuation Date or if the scheduled Index Valuation Date is not otherwise a Trading Day, the Index Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day................   A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange LLC ("AMEX"), the
                              Nasdaq National Market, the Chicago Mercantile Exchange, the Philadelphia Stock Exchange
                              and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

                                                         PS-12

Book Entry Note or
  Certificated Note........   Book Entry. The Bear Market PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Bear Market PLUS. Your beneficial interest in the Bear Market PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Bear Market PLUS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of
                              Securities--Global Securities--Registered Global Securities" in the accompanying prospectus.

Senior Note or
  Subordinated Note........   Senior

Trustee....................   JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)

Agent......................   Morgan Stanley & Co. Incorporated and its successors ("MS & Co.")

Calculation Agent..........   MS & Co.

                              All determinations made by the Calculation Agent will be at the sole discretion of the
                              Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                              All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Bear Market PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and
                              all dollar amounts paid on the aggregate number of Bear Market PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

                              Because the Calculation Agent is our subsidiary, the economic interests of the Calculation
                              Agent and its affiliates may be adverse to your interests as an investor in the Bear
                              Market PLUS, including with respect to certain determinations and judgments that the
                              Calculation Agent must make in determining the Initial Index Value, the Final Index Value or whether a Market Disruption Event has occurred. See "--Discontinuance of the
                              Philadelphia Stock Exchange Housing Sector Index; Alteration of Method of Calculation" and
                              "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

                                                         PS-13

Market Disruption Event....   Market Disruption Event means, with respect to the PHLX Housing Sector Index:

                                   (i) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the PHLX
                                   Housing Sector Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant
                                   Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the PHLX Housing Sector Index (or the
                                   Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the PHLX Housing Sector Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

                                   (ii)a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Bear Market PLUS.

                              For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the PHLX Housing Sector Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the PHLX Housing Sector Index shall be based on a comparison of
                              (x) the portion of the value of the PHLX Housing Sector Index attributable to that security relative to (y) the overall value of the PHLX Housing Sector Index, in each case immediately before that suspension or limitation.

                              For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market
                              Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market
                              Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension,

                                                         PS-14

                              absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the PHLX Housing Sector Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or
                              (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the PHLX Housing Sector Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the PHLX Housing Sector Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange..........   Relevant Exchange means the primary U.S. organized exchange or market of trading for any security (or any combination thereof) then included in the PHLX Housing Sector Index or any Successor Index.

Alternate Exchange
  Calculation in Case of
  an Event of Default......   In case an event of default with respect to the Bear Market PLUS shall have occurred and be continuing, the amount declared due and payable per Bear Market PLUS upon any acceleration of the Bear Market PLUS (an "Event of Default Acceleration") shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at
                              Maturity calculated using the Index Closing Value as of the date of such acceleration as the Final Index Value.

                              If the maturity of the Bear Market PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Bear Market PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Philadelphia Stock
  Exchange Housing Sector
  Index....................   We have derived all information contained in this pricing supplement regarding the PHLX
                              Housing Sector Index (the "Index"), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Philadelphia Stock
                              Exchange, Inc. ("PHLX"). The Index was developed by PHLX and is calculated, maintained and published by PHLX. We make no representation or warranty as to the accuracy or completeness of such information.

                              The Index is a modified capitalization weighted index composed of twenty-one companies whose primary lines of business are directly associated with the United States housing construction market (the "Index Stocks"). The Index composition encompasses residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage

                                                         PS-15

                              insurers. The Index was set to an initial value of 250 on January 2, 2002. Options commenced trading on the Index on July 17, 2002. Modified capitalization weighting is intended to maintain as closely as possible the proportional capitalization distribution of the portfolio of Index Stocks, while limiting the maximum weight of a single stock or group of stocks to a predetermined maximum (normally 25% for a single stock, and 50% to
                              60% for the top five or an aggregation of all stocks weighing 5% or more). This rebalancing is accomplished by occasionally artificially reducing the capitalization of higher weighted stocks and redistributing the weight to lower weighted stocks without changing the total capitalization of the portfolio. The net result is a weight distribution that is less skewed toward the larger stocks, but still does not approach equal weighting.

                              The following is a list of companies currently included in the Index and their trading symbols:

                                 American Standard Companies Inc.          ASD

                                 Beazer Homes USA, Inc.                    BZH

                                 Champion Enterprises, Inc.                CHB

                                 Centex Corporation                        CTX

                                 D.R. Horton, Inc.                         DHI

                                 Hovnanian Enterprises, Inc.               HOV

                                 KB Home                                   KBH

                                 Lennar Corporation                        LEN

                                 Masco Corporation                         MAS

                                 M.D.C. Holdings, Inc.                     MDC

                                 Meritage Homes Corporation                MTH

                                 Pulte Homes, Inc.                         PHM

                                 The PMI Group, Inc.                       PMI

                                 Radian Group Inc.                         RDN

                                 The Ryland Group, Inc.                    RYL

                                 Standard Pacific Corp.                    SPF

                                 Temple-Inland, Inc.                       TIN

                                 Toll Brothers, Inc.                       TOL

                                 USG Corporation                           USG

                                 Vulcan Materials Company                  VMC

                                 Weyerhaeuser Company                      WY

                              Methodology for inclusion in the Index:

                              Index securities are first defined as small stocks (current market capitalization less than or equal to 50% of the average market capitalization of all component securities), medium stocks (current market capitalization greater than 50% and less than 150% of the average market capitalization of all component securities), or large stocks (current market capitalization greater than or equal to 150% of the average market capitalization of all component securities).

                                                         PS-16

                              A determination is then made, based on the current (true) market capitalization if:

                                   1.  Any single component security represents 25% or more of the current market capitalization of the basket; and/or

                                   2.  All component securities that individually represent 5% or more of the total current market capitalization of the basket in aggregate represent 50% or more of the total current market capitalization of the basket.

                              If 1 is true, then:

                                   3.  The weight of all qualifying component securities is set to 22.5%;

                                   4.  The weight that represents the aggregate difference between the original weight and the new weight of 22.5% for each qualifying component is redistributed as follows:

                                         a)  The weight of any component security that represents less than 1% of the total current market capitalization of the basket is increased to exactly
                                             1%, beginning with the highest weighted, sub 1% component security and continuing until either all component securities are equal to or above 1%
                                             or until no excess weight remains to be distributed;

                                         b)  Beginning with the largest small stock, its weight is increased to the nearest whole percentage weight, and in one half percentage increments thereafter until the last iteration causes its weight to exceed the weight of the second largest small stock by 100%, and continuing until no excess weight remains to be distributed, except that:

                                                i.   If the next iteration would cause the subject stock to have a higher weight than the stock ranked immediately above it, the larger stock's weight is increased to the nearest whole percentage weight and in one half percents increments thereafter until the paused iteration would no longer cause the original subject stock to have a higher weight than the stock ranked immediately above it, until no excess weight remains to be distributed, or until the larger stock's weight exceeds the stock ranked immediately above it, in which case the step is repeated for the next higher weighted stock.

                                                         PS-17

                              If 2 is true after steps 3 and 4, then:

                                   5.  The weight of each qualifying component is proportionally reduced such that the aggregate weight of the qualifying components is exactly 45%, as follows:

                                         a)  For qualifying components 1 through n, (a) the difference between 45% and the aggregate weight of all the qualifying components prior to this reduction and (b) the percent of the total capitalization of the qualifying components that each qualifying component represents, is calculated. The weight of each qualifying component is reduced by an amount that equals a
                                             *b(1-n), except that the proportional reduction shall not cause any component to have a lesser weight than the component security ranked immediately beneath it. If such a situation should occur, then the next largest component security or securities that would not have otherwise qualified for inclusion in the proportional reduction shall then be included.

                                   6.  The weight that represents the difference between the original aggregate weight and the new weight of 45% for the group of qualifying components is redistributed as follows:

                                         a)  Beginning with the largest small stock, its weight is increased to the nearest whole percentage weight, and in one half percentage increments thereafter until the last iteration causes its weight to exceed the weight of the second largest small stock by 100%, and continuing until no excess weight remains to be distributed, except that:

                                                i.   If the next iteration would cause the subject stock to have a higher weight than the stock ranked immediately above it, the larger stock's weight is increased to the nearest one half percentage weight and in half percent increments thereafter until the paused iteration would no longer cause the original subject stock to have a higher weight than the stock ranked immediately above it, until no excess weight remains to be distributed, or until the larger stock's weight exceeds the stock ranked
                                                     immediately above it, in which case this step is repeated for the next higher weighted stock; and

                                                         PS-18

                                                ii.  Excess weight distributed to the smallest stock will increase its weight to no more than that of the adjusted weight of the second smallest stock; and

                                                iii. If the smallest stock has been increased to the level of the second smallest stock and excess weight remains to be distributed, then beginning with the largest small stock and continuing downward, the weight of each component is increased by half percentage increments until no excess weight remains, subject to the conditions and remedies of (i) above, except that if insufficient excess weight remains to solve the conditions and remedies of paragraph (i)
                                                     above, than paragraph (iii) is started with the smallest stock whose weight exceeds the next smallest stock by at least one half percent.

                              New share values will be assigned to each component security by calculating the dollar value of each component security's new percent weight of the original total current market capitalization of the basket, divided by the last sale price of each respective component security.

                              This process will be repeated at least semi-annually for implementation at the end of the
                              January and July option expiration if the modified capitalization of a single component or group of components exceed the concentration thresholds stated above as of the last trading day of the previous month, and such rebalancing will be based on actual market capitalizations of the component stocks as determined by actual share amounts and closing prices on the last trading day of the previous month.

                              Adjustments for corporate actions:

                              Stock splits - modified share amounts will be adjusted proportionally to the stock price adjustment using the announced split ratio on the effective date of the split. No divisor change should be necessary except for rounding.

                              Share changes greater than 5% - due to mergers, acquisitions, or stock repurchase, modified share amounts will be adjusted in proportion to the announced share change.
                              Divisor changes will be necessary.

                              Adjustments for stock addition or removal:

                              Stock removal - no adjustments to the remaining component modified shares made. Divisor changes will be necessary.

                                                         PS-19

                              Stock addition - the modified share weight of a stock addition will be determined in a 4 step process:

                                   o   Determine the relative weight rank of the new component's true capitalization compared to the true capitalization of the current component list (e.g., 14th out of 25);

                                   o   Assign a modified capitalization to the new component that is midway between the modified capitalization of the two current components that ranked immediately above and below the new component (e.g., midway between the modified cap of numbers 13 and 14);

                                   o   Determine a number of modified shares required to achieve the modified capitalization based on the closing price of the new component on the day immediately prior to its addition.

                                   o   Divisor changes will necessary.

                              In this pricing supplement, unless the context requires otherwise, references to the PHLX
                              Housing Sector Index will include any Successor Index and references to PHLX will include any successor to PHLX.

Discontinuance of the
  Philadelphia Stock
  Exchange Housing Sector
  Index; Alteration of
  Method of Calculation....   If PHLX discontinues publication of the PHLX Housing Sector Index and PHLX or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued PHLX Housing Sector Index (such index being referred to herein as a
                              "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Trading Day that any Index Closing Value is to be determined.

                              Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent
                              will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to
                              DTC, as holder of the Bear Market PLUS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Bear Market
                              PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                              If PHLX discontinues publication of the PHLX Housing Sector Index prior to, and such discontinuance is continuing on, the Index Valuation Date or the date of acceleration and
                              MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor
                              Index is available at such time, then the Calculation Agent will determine the Index
                              Closing Value for such date. The Index Closing Value will be computed by the Calculation
                              Agent in accordance with the formula for calculating the PHLX Housing

                                                         PS-20

                              Sector Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant
                              Exchange on such date of each security most recently constituting the PHLX Housing Sector
                              Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the PHLX Housing Sector Index may adversely affect the value of the Bear
                              Market PLUS.

                              If at any time the method of calculating the PHLX Housing Sector Index or a Successor
                              Index, or the value thereof, is changed in a material respect, or if the PHLX Housing
                              Sector Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the PHLX Housing Sector Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the
                              Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the PHLX Housing Sector Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value with reference to the PHLX Housing Sector Index or such
                              Successor Index, as adjusted. Accordingly, if the method of calculating the PHLX Housing
                              Sector Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the PHLX Housing Sector Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information.....   The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the PHLX Housing Sector Index for each quarter in the period from July 17, 2002 through January 24, 2006. The Index Closing Value on January
                              24, 2006 was 532.85. We obtained the information in the table below from Bloomberg
                              Financial Markets, without independent verification. The historical values of the PHLX
                              Housing Sector Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the PHLX Housing Sector Index on the Index
                              Valuation Date. The level of the PHLX Housing Sector Index may increase so that you will receive a payment at maturity that is less than the principal amount of the Bear

                                                         PS-21

                              Market PLUS. We cannot give you any assurance that the level of the PHLX Housing Sector
                              Index will decrease so that at maturity you will receive a payment in excess of the principal amount of the Bear Market PLUS. Nor can we give you any assurance that the value of the PHLX Housing Sector Index will not decrease below approximately 89.17% of the
                              Initial Index Value, in which case you will only receive the Maximum Payment at Maturity.

                              If the Final Index Value is greater than the Initial Index Value, you will lose money on your investment.

                                                               High         Low       Period End
                                                             --------     --------    ----------
                              2002
                              Third Quarter...........        281.63       210.79       211.47
                              Fourth Quarter..........        233.44       185.83       224.77
                              2003
                              First Quarter...........        235.66       200.55       214.95
                              Second Quarter .........        298.69       218.24       280.84
                              Third Quarter...........        312.49       276.03       305.46
                              Fourth Quarter..........        371.27       318.39       366.37
                              2004
                              First Quarter...........        405.87       349.31       400.65
                              Second Quarter..........        402.51       344.58       381.29
                              Third Quarter...........        407.98       356.24       407.98
                              Fourth Quarter..........        469.32       371.98       469.32
                              2005
                              First Quarter...........        518.20       447.10       478.54
                              Second Quarter..........        544.04       452.77       532.08
                              Third Quarter...........        586.06       512.62       538.41
                              Fourth Quarter..........        541.55       465.74       518.08
                              2006
                              First Quarter (through
                                 January 24, 2006) ...        560.66       528.94       532.85

                              Historical values with respect to the PHLX Housing Sector Index have not been adjusted for a 2-for-1 split of the index that was announced on January 18, 2006 and that is scheduled for the beginning of trading on February 1, 2006.

Use of Proceeds and
  Hedging..................   The net proceeds we receive from the sale of the Bear Market PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Bear
                              Market PLUS through one or more of our subsidiaries. The original issue price of the Bear
                              Market PLUS includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Bear Market PLUS and the cost of hedging our obligations under the Bear Market PLUS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                              On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Bear Market PLUS by taking short positions in the stocks underlying the PHLX Housing Sector Index. Such

                                                         PS-22

                              purchase or sale activity could potentially have decreased the value of the PHLX Housing
                              Sector Index, and therefore effectively have decreased the level at which the PHLX Housing
                              Sector Index must close before you would receive at maturity a payment that exceeds the principal amount of the Bear Market PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Bear Market PLUS by purchasing and selling the stocks underlying the PHLX Housing Sector Index, futures or options contracts on the PHLX Housing Sector Index or any Component Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing any such securities or instruments on the Index Valuation Date. We cannot give any assurance that our hedging activity will not affect the value of the PHLX Housing Sector Index and, therefore, adversely affect the value of the Bear Market PLUS or the payment you will receive at maturity.

Supplemental Information
  Concerning Plan of
  Distribution.............   Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Bear Market PLUS set forth on the cover of this pricing supplement.
                              The Agent proposes initially to offer the Bear Market PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $0.075 per Bear Market PLUS to other dealers, which may include Morgan Stanley DW Inc., Morgan Stanley & Co. International Limited and
                              Bank Morgan Stanley AG. After the initial offering of the Bear Market PLUS, the Agent may vary the offering price and other selling terms from time to time.

                              We expect to deliver the Bear Market PLUS against payment therefor in New York, New York on January 31, 2006, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Bear Market PLUS. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three
                              Business Days, unless the parties to any such trade expressly agree otherwise.
                              Accordingly, purchasers who wish to trade Bear Market PLUS on the date of pricing or the next succeeding Business Day will be required, by virtue of the fact that the Bear Market
                              PLUS initially will settle in five Business Days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

                              In order to facilitate the offering of the Bear Market PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Bear Market
                              PLUS or the level of the PHLX Housing Sector Index. Specifically, the Agent may sell more
                              Bear Market PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Bear Market PLUS for its own account. The Agent must close out any naked short position by purchasing the Bear Market

                                                         PS-23

                              PLUS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Bear Market PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Bear Market PLUS in the open market to stabilize the price of the Bear Market
                              PLUS. Any of these activities may raise or maintain the market price of the Bear Market
                              PLUS above independent market levels or prevent or retard a decline in the market price of the Bear Market PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time.

                              An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Bear Market PLUS. See "--Use of Proceeds and Hedging" above.

                              General

                              No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Bear Market PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Bear Market PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                              The Agent has represented and agreed, and each dealer through which we may offer the Bear
                              Market PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Bear Market PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Bear Market PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Bear Market
                              PLUS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                              Brazil

                              The Bear Market PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the Bear Market PLUS has not been submitted to the Comissao de Valores
                              Mobiliarios for approval. Documents relating to this offering, as well as the

                                                         PS-24

                              information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                              Chile

                              The Bear Market PLUS have not been registered with the Superintendencia de Valores y
                              Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Bear Market PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                              Hong Kong

                              The Bear Market PLUS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has
                              not issued and will not issue any advertisement, invitation or document relating to the
                              Bear Market PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Bear
                              Market PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance
                              (Cap. 571) of Hong Kong and any rules made thereunder.

                              Mexico

                              The Bear Market PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be
                              offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                              Singapore

                              This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Bear
                              Market PLUS may not be circulated or distributed, nor may the Bear Market PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances

                                                         PS-25

                              in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Bear Market PLUS to the public in
                              Singapore.

License Agreement between
  PHLX and MS & Co.........   PHLX and MS & Co. have entered into a non-exclusive license agreement providing license to
                              MS & Co., and certain of its affiliated and subsidiary companies, in exchange for a fee, of the right to use the PHLX Housing Sector Index, which is owned and published by PHLX, in connection with securities, including the Bear Market PLUS.

                              The license agreement between PHLX and MS & Co. provides that the following language must be set forth in this pricing supplement:

                              PHLX Housing Sector(SM) Index (HGX) ("Index") is not sponsored, endorsed, sold or promoted by Philadelphia Stock Exchange, Inc. ("PHLX"). PHLX makes no representation or warranty, express or implied, to the owners of the Index or any member of the public regarding the advisability of investing in securities generally or in the Index particularly or the ability of the Index to track market performance. PHLX's only relationship to Licensee is the licensing of certain names and marks and of the Index, which is determined, composed and calculated without regard to the Licensee. PHLX has no obligation to take the needs of the Licensee or the owners of the Index into consideration in determining, composing or calculating the Index. PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the Index.
                              PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the Index.

                              "PHLX Housing Sector(SM)" and "HGX(SM)" are service marks of the Philadelphia Stock
                              Exchange, Inc. and have been licensed for use by Morgan Stanley & Co. Incorporated.

ERISA Matters for Pension
  Plans and Insurance
  Companies................   Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the
                              Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Bear Market PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                              In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and
                              Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may be each considered a "party in interest" within the meaning of ERISA, or a "disqualified person"
                              within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many

                                                         PS-26

                              Plans, as well as many individual retirement accounts and Keogh plans (also "Plans").
                              Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Bear Market PLUS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Bear Market PLUS are acquired pursuant to an exemption from the
                              "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                              The U.S. Department of Labor has issued five prohibited transaction class exemptions
                              ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Bear Market PLUS. Those class exemptions are
                              PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60
                              (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                              Because we may be considered a party in interest with respect to many Plans, the Bear
                              Market PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity
                              (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Bear Market PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Bear Market PLUS that either (a) it is not a Plan or a Plan Asset Entity, is not purchasing such securities on behalf of or with "plan assets" of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the
                              Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                              Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the

                                                         PS-27

                              foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Bear
                              Market PLUS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or
                              84-14.

                              Purchasers of the Bear Market PLUS have exclusive responsibility for ensuring that their purchase, holding and disposition of the Bear Market PLUS do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.

United States Federal
  Income Taxation..........   The following summary is based on the advice of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S.
                              federal income tax consequences to initial investors in the Bear Market PLUS that (i)
                              purchase the Bear Market PLUS at their Issue Price and (ii) will hold the Bear Market PLUS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to investors subject to special treatment under the U.S. federal income tax laws, such as:

                              o    certain financial institutions;

                              o    tax-exempt organizations;

                              o    dealers and certain traders in securities or foreign currencies;

                              o    investors holding the Bear Market PLUS as part of a hedging transaction, straddle, conversion or other integrated transaction;

                              o    U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

                              o    partnerships;

                              o    regulated investment companies;

                              o    real estate investment trusts;

                              o    nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;

                              o    corporations that are treated as controlled foreign corporations or passive foreign investment companies;

                              o    Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;

                              o    Non-U.S. Holders for whom income or gain in respect of the Bear Market PLUS is effectively connected with a trade or business in the United States;

                                                         PS-28

                              o    Non-U.S. Holders who are individuals having a "tax home" (as defined in Section
                                   911(d)(3) of the Code) in the United States; and

                              o    Non-U.S. Holders that hold, or will hold, actually or constructively, more than 5% of the Bear Market PLUS or more than 5% of any Component Stock.

                              As the law applicable to the U.S. federal income taxation of instruments such as the Bear
                              Market PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                              If you are considering purchasing the Bear Market PLUS, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under any state, local or foreign taxing jurisdiction.

                              General

                              Pursuant to the terms of the Bear Market PLUS, we and every investor in the Bear Market
                              PLUS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Bear Market PLUS for all tax purposes as a single financial contract with respect to the PHLX Housing Sector Index that (i) requires the investor to pay us at inception an amount equal to the purchase price of the Bear Market PLUS and (ii)
                              entitles the investor to receive at maturity an amount in cash based upon the performance of the PHLX Housing Sector Index. The characterization of the Bear Market PLUS described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Bear Market PLUS
                              (or of similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities that directly address the Bear Market PLUS (or similar instruments), Tax Counsel is unable to render an opinion as to whether the U.S. federal income tax characterization of the Bear Market PLUS stated above should be respected.
                              Significant aspects of the U.S. federal income tax consequences of an investment in the
                              Bear Market PLUS are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS (including possible alternative characterizations of the Bear Market PLUS) and regarding any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization described above.

                                                         PS-29

                              U.S. Holders

                              As used herein, the term "U.S. Holder" means, for U.S. federal income tax purposes, a beneficial owner of a Bear Market PLUS that is:

                              o a citizen or resident of the United States;

                              o a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any political subdivision thereof; or

                              o an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                              Tax Treatment of the Bear Market PLUS

                              Assuming the characterization of the Bear Market PLUS as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                              Tax basis. A U.S. Holder's tax basis in the Bear Market PLUS will equal the amount paid by the U.S. Holder to acquire the Bear Market PLUS.

                              Settlement of the Bear Market PLUS at maturity. Upon receipt of cash at maturity, a U.S.
                              Holder generally will recognize long-term capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the Bear Market
                              PLUS.

                              Sale or exchange of the Bear Market PLUS. Upon a sale or exchange of the Bear Market PLUS prior to their maturity, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S.
                              Holder's tax basis in the Bear Market PLUS sold or exchanged. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Bear Market PLUS for more than one year at the time of disposition.

                              Possible Alternative Tax Treatments of an Investment in the Bear Market PLUS

                              Due to the absence of authorities that directly address the proper tax treatment of the
                              Bear Market PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Bear Market PLUS under Treasury regulations governing contingent payment debt instruments (the "Contingent
                              Payment Regulations").

                              If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Bear Market PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Bear Market

                                                         PS-30

                              PLUS every year at a "comparable yield" determined at the time of their issuance.
                              Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Bear Market PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S.
                              Holder's prior accruals of original issue discount, and as capital loss thereafter.

                              Even if the Contingent Payment Regulations do not apply to the Bear Market PLUS, other alternative federal income tax characterizations of the Bear Market PLUS are possible which, if applied, could also affect the timing and the character of the income or loss with respect to the Bear Market PLUS. It is possible, for example, that a Bear Market PLUS could be treated as a unit consisting of a loan and a financial contract, in which case a
                              U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the
                              Bear Market PLUS.

                              Backup Withholding and Information Reporting

                              A U.S. Holder of the Bear Market PLUS may be subject to backup withholding in respect of amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS. In addition, a U.S. Holder of the Bear Market PLUS may also be subject to information reporting requirements, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

                              Non-U.S. Holders

                              The discussion under this heading applies to you only if you are a "Non-U.S. Holder." A
                              Non-U.S. Holder means, for U.S. federal income tax purposes, a beneficial owner of a Bear
                              Market PLUS that is:

                              o    a nonresident alien individual;

                              o    a foreign corporation; or

                              o    a foreign trust or estate.

                              Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Bear Market PLUS. Assuming
                              our characterization of the Bear Market PLUS is respected, a Non-U.S. Holder of the Bear
                              Market PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder, except that gain from the sale or exchange of the
                              Bear Market PLUS or their settlement at maturity may be subject to U.S. federal income tax if such Non-U.S. Holder is a non-resident alien individual and is

                                                         PS-31

                              present in the United States for 183 days or more during the taxable year of the sale or exchange (or settlement at maturity) and certain other conditions are satisfied.

                              If all or any portion of a Bear Market PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Bear Market PLUS would not be subject to U.S. federal withholding tax, provided that the IRS Form W-8BEN certification requirements described below under "--Information Reporting and Backup Withholding" were satisfied and such Non-U.S. Holder did not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and was not a bank receiving interest described in Section 881(c)(3)(A) of the
                              Code.

                              Estate Tax. Non-U.S. Holders who are individuals, and entities the property of which is potentially includible in the gross estate of a non-U.S. individual for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Bear Market PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S.
                              individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Bear
                              Market PLUS.

                              Information Reporting and Backup Withholding. Information returns may be filed with the
                              IRS in connection with the payment on the Bear Market PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certain certification procedures establishing that it is not a U.S. person for U.S. federal income tax purposes (e.g., by providing a completed IRS Form W-8BEN certifying, under penalties of perjury, that such Non-U.S.
                              Holder is not a U.S. person) or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S.
                              Holder to a refund, provided that the required information is furnished to the IRS.

                                                         PS-32